Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER 2019 OPERATING RESULTS, SUSPENDS QUARTERLY CASH DIVIDEND, AND PROVIDES FISCAL 2019 GUIDANCE FOR PENDING ACQUISITION

CINCINNATI, OHIO April 30, 2019 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the second quarter and first six months ended March 31, 2019.

Second Quarter 2019 Highlights:

●	Total revenue decreased 11% to $50.2 million, as compared to $56.5 million in the second quarter of fiscal 2018 (10% decrease in constant-currency)

●	Diagnostics segment revenues decreased 16% to $33.5 million (15% decrease in constant-currency)

●	Life Science segment revenues were flat at $16.7 million (2% growth in constant-currency)

●

Reported operating income of $9.8 million (including $1.4 million of costs associated with acquisition activities, restructuring activities and litigation), as compared to $7.7 million in the second quarter of fiscal 2018, which included $4.9 million of costs associated with restructuring activities and litigation

●	Reported EPS of $0.17 per diluted share and Adjusted EPS of $0.19 per diluted share (see non-GAAP financial measure reconciliation below)

●

Quarterly cash dividend suspended in connection with the announcement of the Company’s agreement to acquire the business of GenePOC Inc. and decision to allocate capital to related and other growth initiatives

Year-to-Date Fiscal 2019 Highlights:

●	Total revenue decreased 6% to $101.7 million, as compared to $108.7 million in same period of fiscal 2018 (also a 6% decrease in constant-currency)

●	Diagnostics segment revenues decreased 9% to $70.2 million (also a 9% decrease in constant-currency)

●	Life Science segment revenues were flat at $31.6 million (2% growth in constant-currency)

●

Reported operating income of $20.4 million (including $2.1 million of costs associated with acquisition activities, restructuring activities and litigation), as compared to $15.7 million in the fiscal 2018 year-to-date period, which included $6.4 million of costs associated with restructuring activities and litigation

●	Reported EPS of $0.35 per diluted share and Adjusted EPS of $0.39 per diluted share (see non-GAAP financial measure reconciliation below)

Second Quarter 2019 Results

Total revenue for the second quarter of fiscal 2019 decreased 11% to $50.2 million, compared to $56.5 million in the second quarter of 2018. This decrease was driven by a 16% decrease in Diagnostics business unit revenues from $39.8 million to $33.5 million, as a result of continued competitive pressures in a number of our molecular products, particularly C. difficile, weaker respiratory product demand, and volume and pricing declines in certain gastrointestinal products. Life Science business unit revenues were relatively flat at $16.7 million (a 2% increase on a constant-currency basis compared to the second quarter of 2018), as growth in both Americas and EMEA was largely offset by soft customer order activity in China.

Reported operating income for the second quarter of fiscal 2019 increased $2.2 million to $9.8 million from the second quarter of fiscal 2018. This increase resulted from a $7.4 million decrease in operating expenses including a $3.5 million decrease in acquisition, restructuring and litigation costs, more than offsetting the lower amount of gross profit from decreased revenues. Excluding the effects of the acquisition, restructuring and litigation costs in each period, operating income decreased 11% to $11.2 million. R&D spending was down in the quarter compared to second quarter of fiscal 2018, due to the timing of certain product development project expenses including clinical trial expenses incurred in the fiscal 2018 second quarter for the cCMV test, which launched this quarter. Sales and marketing expenses in the quarter were down due to fiscal 2018 organization streamlining initiatives, as well as lower sales commissions as a result of lower revenues. General and administrative expenses were down in the quarter, also due largely to the effects of organizational streamlining initiatives implemented in fiscal 2018, but also due to lower FDA Quality System remediation costs for the Billerica manufacturing facility and lower incentive compensation costs. Fiscal 2019 second quarter operating income in Diagnostics decreased 29%, due entirely to the decrease in revenues, as spending was down significantly. Operating income for the second quarter of fiscal 2019 was up 47% in Life Science, driven by the continued benefit of fiscal 2018 restructuring activities, including a lower-cost commercial organization.

Net earnings for the second quarter of fiscal 2019 totaled $7.1 million, or $0.17 per diluted share, as compared to $5.3 million, or $0.12 per diluted share, for the second quarter of fiscal 2018. On an adjusted basis (non-GAAP), earnings were $8.2 million, or $0.19 per diluted share, as compared to $8.9 million, or $0.21 per diluted share, for the second quarter of fiscal 2018, decreases of 8% and 10%, respectively. Adjusted basis excludes the effect of acquisition transaction and litigation costs in the fiscal 2019 quarter and restructuring and litigation costs in the fiscal 2018 quarter.

Jack Kenny, Chief Executive Officer, commented, “While I am disappointed in our results for the second quarter for both our Diagnostics and Life Science business units, I am excited about the shift that our pending acquisition of GenePOC represents for Meridian. The addition upon closing of GenePOC and its revogene™ molecular diagnostics platform is a critical step in our strategy to invest in new products and technologies. We believe this transaction and other initiatives are necessary to stabilize our Diagnostics business and re-position the Company for sustainable, long-term growth. The suspension of our quarterly cash dividend represents a change in our capital allocation philosophy to support this strategy and increase re-investment in the business. We recognize the near-term trends and competitive pressures in our business and we have recently reorganized our Diagnostics commercial organization as an additional step to help address these pressures. For our Life Science business unit, we are expecting customer order activity in China to improve over the back half of the year, but not to previously expected levels. Good growth performance this quarter in the Americas and EMEA, however, are evidence that the Life Science business is well-positioned, despite the recent unforeseen weakness in China.”

Fiscal 2019 First Half Results

Total revenue for the first half of fiscal 2019 totaled $101.7 million, a 6% decrease from the $108.7 million achieved in fiscal 2018. This decrease reflects a decline of 9% (also 9% on a constant-currency basis) to $70.2 million in Diagnostics, driven largely by competitive pressures in molecular assays, particularly C. difficile, volume and pricing declines in gastrointestinal products, and volume declines in respiratory assays. Revenues in the Life Science business unit were relatively flat (up 2% on a constant-currency basis), reflecting softness in customer order activity in China.

During the first half of fiscal 2019, operating income totaled $20.4 million, an increase of 30% or $4.6 million. This increase primarily resulted from lower expenses for restructuring and litigation activities. Excluding the effects of the acquisition, restructuring and litigation costs in each period, operating income increased 1% to $22.5 million compared to the first half of fiscal 2018, despite the decline in revenues. Operating expenses were broadly lower in all categories across both business units, which favorably affected operating income, despite the revenue decline in Diagnostics.

Net earnings totaled $15.2 million, or $0.35 per diluted share, for the first half of fiscal 2019, as compared to $11.6 million, or $0.27 per diluted share, for the same period in fiscal 2018. On an adjusted basis, earnings were $16.8 million, or $0.39 per diluted share, increases of 9% and 8%, respectively, over fiscal 2018’s adjusted earnings of $15.4 million, or $0.36 per diluted share. Adjusted earnings exclude the effect of acquisition transaction and litigation costs in the first half of fiscal 2019, and restructuring and litigation costs, and certain one-time tax effects of the tax reform act, in the same period in fiscal 2018 period (see non-GAAP financial measure reconciliation below).

Tax Reform Impact

Our net earnings for both fiscal year-to-date periods include the effects of the tax reform act signed into law during December 2017. The fiscal 2019 year-to-date period reflects the lower U.S. federal tax rate of 21% being fully phased-in, and the first six months of fiscal 2018 includes: (i) a benefit of $1.7 million ($0.04 per diluted share) primarily related to the re-measurement of U.S. net deferred tax liabilities based on the new federal rate; and (ii) a charge of $0.9 million ($0.02 per diluted share) for the mandatory U.S. repatriation transition tax. The effective tax rate for both the second quarter and first six months of fiscal 2019 was 23%.

Cash Dividend Matters

As part of the Company’s regular evaluation of its capital allocation, upon evaluation of earnings, cash flow requirements and future business developments, including the pending acquisition of the business of GenePOC Inc., and other factors deemed relevant, the Board of Directors, at its discretion, suspended the Company’s quarterly cash dividend effective immediately. This action was taken in order to deploy cash into new product development activities for the revogene™ molecular diagnostics platform among other investments and to preserve capital resources and liquidity for general corporate purposes.

Fiscal 2019 Guidance Including Effects of the Pending Acquisition

The Company provided revised guidance for full year fiscal 2019 in its press release dated April 2, 2019. Excluding amortization expense, the Company expects the transaction to add approximately $4 million - $5 million in operating expenses in fiscal 2019. The Company currently estimates that the transaction will be dilutive to full year fiscal 2019 EPS by approximately $0.10 to $0.12 per share, based on current purchase accounting estimates.

Financial Condition

The Company’s financial condition remains sound. At March 31, 2019, cash and equivalents were $66.1 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility. The Company’s bank-debt obligations totaled $47.9 million as of March 31, 2019.

In connection with the pending acquisition of GenePOC, the Company also expects to execute a new five-year $125 million revolving credit facility that would replace its existing $30 million credit facility. The new credit facility is expected to be secured by substantially all of the Company’s assets and include certain restrictive financial covenants. The Company expects to use this new facility and cash on-hand to repay the existing term loan outstanding at March 31, 2019 and fund the closing payment for the acquisition of GenePOC.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Eric Rasmussen, Chief Financial Officer, will host a conference call on Tuesday, April 30, 2019 beginning at 10:00 a.m. Eastern Time to discuss the second quarter financial results and answer questions.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 3893028. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on April 30, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 3893028.

INTERIM UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2019 and fiscal 2018.

	Three Months Ended		Six Months Ended

	March 31,		March 31,

	2019	2018	2019	2018

Net revenues	$50,248	$56,451	$101,728	$108,734
Cost of sales	20,910	21,882	40,818	42,155

Gross profit	29,338	34,569	60,910	66,579

Operating expenses
Research and development	3,816	4,491	7,700	8,895
Selling and marketing	6,911	8,647	14,474	17,461
General and administrative	7,388	8,842	16,286	18,090
Acquisition and restructuring costs	785	3,458	872	4,192
Litigation costs	603	1,453	1,192	2,202

Total operating expenses	19,503	26,891	40,524	50,840

Operating income	9,835	7,678	20,386	15,739
Other expense, net	(588)	(454)	(663)	(857)

Earnings before income taxes	9,247	7,224	19,723	14,882
Income tax provision	2,153	1,936	4,523	3,292

Net earnings	$7,094	$5,288	$15,200	$11,590

Net earnings per basic common share	$0.17	$0.12	$0.36	$0.27
Basic common shares outstanding	42,496	42,323	42,472	42,289

Net earnings per diluted common share	$0.17	$0.12	$0.35	$0.27
Diluted common shares outstanding	42,946	42,732	42,925	42,693

Adjusted Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$11,223	$12,589	$22,450	$22,133
Net earnings	8,159	8,863	16,783	15,404
Net earnings per diluted common share	$0.19	$0.21	$0.39	$0.36

Condensed Balance Sheet Data

	March 31,

	2019	2018
Cash and equivalents	$66,097	$56,400
Working capital	120,583	113,691
Long-term debt	47,946	52,414
Shareholders’ equity	181,645	174,336
Total assets	253,964	254,547

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim periods in fiscal 2019 and fiscal 2018 (in thousands).

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$7,132	$9,976	$14,434	$18,692
Immunoassays & blood chemistry assays	26,368	29,806	55,731	58,580

Total Diagnostics	33,500	39,782	70,165	77,272

Life Science
Molecular reagents	5,390	6,143	11,998	11,832
Immunological reagents	11,358	10,526	19,565	19,630

Total Life Science	16,748	16,669	31,563	31,462

Total Net Revenues	$50,248	$56,451	$101,728	$108,734

Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$16,177	$19,149	$34,792	$39,419
Respiratory illness assays	7,553	9,543	15,534	17,029
Blood chemistry assays	4,330	4,257	8,760	8,523
Other	5,440	6,833	11,079	12,301

Total Diagnostics	33,500	39,782	70,165	77,272

Life Science
Americas	5,453	5,121	9,975	10,373
EMEA	7,901	7,478	15,376	12,659
ROW	3,394	4,070	6,212	8,430

Total Life Science	16,748	16,669	31,563	31,462

Total Net Revenues	$50,248	$56,451	$101,728	$108,734

Geographic Regions Americas = North and Latin America EMEA = Europe, Middle East and Africa ROW = Rest of World

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2019	2018	2019	2018
OPERATING INCOME
Diagnostics	$7,561	$10,684	$16,346	$19,310
Life Science	5,361	3,638	10,492	6,580
Corporate	(3,101)	(6,723)	(6,493)	(10,334)
Eliminations	14	79	41	183

Total Operating Income	$9,835	$7,678	$20,386	$15,739

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share excluding the effects of acquisition transaction costs, restructuring costs, litigation costs, and certain one-time tax effects of the tax reform act, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share amounts reported under U.S. Generally Accepted Accounting Principles for the second quarters and six month periods ended March 31, 2019 and March 31, 2018.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

Revenue reported on a constant-currency basis is also a non-GAAP measure and is calculated by applying current period average foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant-currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, management believes that evaluating revenue changes on a constant-currency basis provides an additional and meaningful assessment of revenue to both management and investors.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

SECOND QUARTER AND SIX MONTH YEAR-TO-DATE

GAAP TO NON-GAAP RECONCILATION TABLES

(In Thousands, Except per Share Data)

	Three Months			Six Months

	Ended March 31,			Ended March 31,

	2019	2018		2019	2018
Operating Expenses -
U.S. GAAP basis	$19,503	$26,891		$40,524	$50,840
Acquisition and restructuring costs	(785)	(3,458)		(872)	(4,192)
Litigation costs	(603)	(1,453)		(1,192)	(2,202)

Adjusted Operating Expenses	$18,115	$21,980		$38,460	$44,446

Operating Income -
U.S. GAAP basis	$9,835	$7,678		$20,386	$15,739
Acquisition and restructuring costs	785	3,458		872	4,192
Litigation costs	603	1,453		1,192	2,202

Adjusted Operating Income	$11,223	$12,589		$22,450	$22,133

Net Earnings -
U.S. GAAP basis	$7,094	$5,288		$15,200	$11,590
Acquisition and restructuring costs *	602	2,517		669	3,052
Litigation costs*	463	1,058		914	1,603
One-time benefit from tax law change	-	-		-	(1,695)
Repatriation transition tax	-	-		-	854

Adjusted Earnings	$8,159	$8,863		$16,783	$15,404

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.17	$0.12		$0.36	$0.27
Acquisition and restructuring costs	0.01	0.06		0.02	0.07
Litigation costs	0.01	0.02		0.02	0.04
One-time benefit from tax law change	-	-		-	(0.04)
Repatriation transition tax	-	-		-	0.02

Adjusted Basic EPS	$0.19	$0.21	**	$0.40	$0.36

	Three Months			Six Months

	Ended March 31,			Ended March 31,

	2019	2018		2019	2018
Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.17	$0.12		$0.35	$0.27
Acquisition and restructuring costs	0.01	0.06		0.02	0.07
Litigation costs	0.01	0.02		0.02	0.04
One-time benefit from tax law change	-	-		-	(0.04)
Repatriation transition tax	-	-		-	0.02

Adjusted Diluted EPS	$0.19	$0.21	**	$0.39	$0.36

*	Net of tax.
**	Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues,” “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Jack Kenny

Chief Executive Officer

Meridian Bioscience, Inc.

Phone: 513.271.3700

Email: mbi@meridianbioscience.com

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